Exhibit 10.03

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”) is entered into as of the ____ day of ________________, 2010 by and between Luc C. Duchesne (“Consultant”) and ABC Acquisition Corp. 1501, a Delaware corporation (the “Company”).

WHEREAS, the Company and Consultant wish to enter into an agreement whereby Consultant will render certain services to the Company;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.         Consulting Services.  During the term of this Agreement, Consultant shall  perform certain business and technology advisory and other consulting services in connection with the development and commercialization of  a technology (the “Consulting Services”) to be used by the Company for enabling the use of traditional forest inventories and other tracts of property as carbon sequestration pools under carbon offsets programs (the “Technology”), as well as serve as the Company’s Chief Executive Officer, President and Treasurer/Chief Financial Officer. As consideration for Consultant's agreement to make the Consulting Services available to the Company, the Company shall grant Consultant 19,750,000 shares of the Company’s common stock, which shares shall be treated as having a value of $0.003 per share (having a value of $3,500).  In addition to such grant of shares, Consultant shall be entitled to be paid such other remuneration for the Consulting Services, as and when provided, as may be agreed to between the Company and Consultant.

2.         Term; Termination Provisions.  The term of this Agreement shall continue for a period of 3 years.  However, the Company may elect to terminate this Agreement at any time upon notice to Consultant specifying an effective date for such termination.

3.         Improvements.  Consultant acknowledges and agrees that any intellectual property arising from or included in any modifications or improvements to the Technology or any other rights owned, licensed or used by the Company shall, as between Consultant and the Company, be owned by the Company, and Consultant hereby assigns to the Company any interest he may have therein.

4.         Confidentiality Obligations.

4.1       Consultant hereby acknowledges that it may have received, or may receive in the future, certain confidential forward-looking statements, either written or oral, or other confidential or non-public information from the Company concerning the prospects of the Company (collectively, the “Confidential Information”).  The term “Confidential Information” shall also include all reports, analyses, notes or other information that are based on, contain or reflect confidential or non-public information.

4.2       Consultant shall use the Confidential Information solely for the purpose of performing the services required to be performed by Consultant hereunder.  Consultant shall keep all Confidential Information confidential by Consultant, and shall not disclose any Confidential Information to the public and/or to parties who are not employed by, affiliated with or consulting to the Company without the prior written consent of the Company.

4.3       Following the completion of its engagement by the Company, Consultant shall promptly return any Confidential Information in his possession to the Company, without retaining any copy thereof, and destroy all analyses, compilations, studies or other documents prepared by or for internal use which reflect, contain or embody Confidential Information.

4.4       Consultant hereby acknowledges that it is aware that relevant securities laws, regulations and stock exchange rules and policies prohibit any person who has material, non-public information concerning the Company or a possible transaction involving the Company from purchasing or selling securities in reliance upon such information or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity will use or otherwise take advantage of such material information before it has been generally disclosed.

4.5       For the purposes of this Agreement, the definition of “Confidential Information” shall not include information which: (A) has been made previously available to the public by the Company at the applicable time; (B) is or, at the applicable time, becomes generally available to the public, unless the public disclosure of such information is made in a manner that violates an obligation of confidentiality owed to the Company; (C) prior to disclosure to Consultant or Consultant’s representatives or agents, was already rightfully in any such person's possession; or (D) is obtained by Consultant or Consultant’s representatives or agents from a third party who is lawfully in possession of such information, and not in violation of any contractual, legal or fiduciary obligation to the Company with respect to such information, and who does not require Consultant to refrain from disclosing such information to others.

5.         Status of Consultant as Independent Contractor.

5.1       Using its best efforts, Consultant shall devote such time to the performance of the Consulting Services described in this Agreement as may be necessary to satisfactorily complete the said services.

5.2       Consultant shall be an independent contractor in the performance of this Agreement, and shall not be deemed an employee of the Company for any purpose whatsoever.  Consultant shall not participate in any benefit programs for the Company employees, including without limitation health benefits, life insurance, pension or profit sharing plans and paid vacation and sick leave.  However, with the consent of the Board of Directors of the Company, Consultant may participate in stock option plans.

6.         Remedies and Enforcement.  The obligations of Consultant contained in Section 3 shall not be excused by any conduct of the Company.  Consultant acknowledges that any breach or threatened breach of the provisions of Section 3 would result in irreparable harm which may not be adequately compensated for by monetary damages.  Accordingly, in addition to any other rights the Company may have at law or in equity, including for damages resulting from a breach of Section 3, and without any necessity of proof of actual damage, the Company may obtain injunctive relief against the breach or continued breach of such provision.  It is the understanding of Consultant and the Company that both damages and injunctive relief shall be proper modes of relief and are not to be considered as alternative remedies.  If the Company brings any action to enforce this Agreement, the Court shall, in addition, to any legal or equitable relief awarded by the court, award the Company its reasonable legal fees and expenses.

7.         Miscellaneous.

7.1       This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements.  This Agreement may not be amended or modified in any manner except by an instrument in writing signed by the parties.

7.2       The invalidity or unenforceability of one or more provisions of this Agreement shall not affect the validity or enforceability of any of the other provisions, and this Agreement shall be construed as if such invalid or unenforceable provisions were omitted.  If any provision is unenforceable because it is overbroad, the parties agree that such provision shall be limited to the extent necessary to make it enforceable, it being the intent of the parties that provisions of this Agreement be enforced to the maximum extent possible.

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7.3       This Agreement shall be deemed to have been entered into in, and shall be construed and enforced in accordance with the laws of, the Province of Ontario.

7.4       The failure of any party to insist, in any one or more instances, upon the performance of any of the terms or conditions of this Agreement or to exercise any right, shall not be construed as a waiver of the future performance of any such term or condition or the future exercise of such right.

7.5       Any notice to be given shall be sufficiently given when received, and, if mailed, shall be deemed received three (3) business days after the date of mailing if sent by certified mail, postage prepaid, to the address of the party set forth below (or to such other address as the party shall designate by written notice).

If to the Company, to: ABC Acquisition Corp. 1501

Attention: Chief Executive Officer

                        If to Consultant, to:

6.6       Consultant may not assign or subcontract his rights or obligations under this Agreement without the prior written consent of the Company.  The Company may assign its rights to any affiliated entity.

IN WITNESS WHEREOF, the undersigned have executed this Agreement the day and year first above written.

ABC ACQUISITION CORP. 1501

By:

Name:

Title:

CONSULTANT:

LUC C. DUCHESNE

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